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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:        April 30, 1997
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Stikeleather                        Roger                 C.
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   (Last)                           (First)             (Middle)

c/o Osteotech, Inc.
51 James Way
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                                    (Street)

Eatontown                          New Jersey            07724
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Osteotech, Inc. (OSTE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

October 1997

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                            Executive Vice President
                               Sales and Marketing

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock
Option (a)                                                                     Common
(Right to buy)      $12.75   7/31/97  A    V    50,212       (b)      (c)      Stock     50,212           --        D        --
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Explanation of Responses:

(a)--Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(b)--Grant becomes exercisable as to 15,064 options when shares of the Company's Common Stock are quoted at a price of at least $18.00 per share on the Nasdaq National Market for five consecutive trading days; an additional 20,084 options when shares trade at a price of at least $20.00 per share for five consecutive trading days; an additional 15,064 options when shares trade at a price of at least $22.00 per share for five consecutive trading days; and 100% of any unvested options will automatically become exercisable on July 31, 1999.

(c)--Option will expire as to such shares ten years from date of grant.


/s/ Roger C. Stikeleather                                    November 14, 1997
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      **Signature of Reporting Person                             Date
        Roger C. Stikeleather

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulatiob S-T.



                                                                 SEC 1474 (8-92)